Exhibit 4.7

CYIOS CORPORATION

2009 CONSULTANT AND ADVISOR STOCK PLAN
(as adopted October 22, 2009)

ARTICLE I

PURPOSE; DEFINITIONS; TERM

1.1           Purpose.  The purpose of this 2009 Consultant and Advisor Stock Plan is to promote the overall success of CYIOS Corporation, a Nevada corporation, by attracting and retaining long-term relationships with the best available consultants and advisors and providing such persons with additional incentives or inducements to advance the Company’s business.

1.2           Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

“Award” or “Awards” shall mean the shares of Common Stock granted by the Committee in accordance with Article V of this Plan.

“Board” shall mean the board of directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be hereafter amended from time to time, and any successor statute or statutes thereto.

“Common Stock” or “Common Shares” shall mean the Company’s common stock, par value $0.001 per share.

“Company” shall mean CYIOS Corporation, a Nevada corporation, and any present or future parent or subsidiary of the Company within the meaning of Sections 424(e) and 424(f), respectively, of the Code.

“Continuous Status as a Consultant or Advisor” shall mean the absence of any interruption, expiration, or termination of a Recipient’s consulting or advisory relationship with the Company.  Continuous Status as a Consultant or Advisor shall not be considered interrupted in the case of any temporary interruption in a Recipient’s availability to provide services to the Company; provided, however, that the Committee: (a) authorize such temporary interruption in writing; and (b) may suspend the vesting of any then outstanding Award until such time as the Recipient resumes providing services to the Company.  Continuous Status as a Consultant or Advisor shall not be considered terminated if a consultant or advisor accepts employment with the Company.

“Eligible Persons” shall have the meaning set forth in Section 4.1 of this Plan.

“Fair Market Value” shall mean, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)            if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination, or on the last preceding date on which it was traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(b)            if such Common Stock is quoted by an established quotation service for over-the-counter securities, its closing price on the date of determination, or on the last preceding date on which it was traded; or

(c)           if neither of the foregoing is applicable, by the Committee in good faith in accordance with the requirements of Section 409A of the Code.

“Plan” shall mean this 2009 Consultant and Advisor Stock Plan.

“Committee” shall mean: (a) the Committee appointed by the Board to administer this Plan pursuant to Section 2.1 hereof; or (b) if no such Committee has been appointed, the Board.

“Recipient” shall mean any Eligible Person who receives an Award pursuant to this Plan.

1.3           Term of Plan.  This Plan shall be effective upon its adoption by the Board and shall continue in effect for a period of ten (10) years from the date thereof, unless sooner terminated pursuant to Section 7.1 hereof.

ARTICLE II

ADMINISTRATION OF THE PLAN

2.1           Administration.

(a)           This Plan shall be administered by the Board.

(b)           The Board may, in its sole and absolute discretion, appoint a Committee consisting of not less than one (1) member of the Board to administer this Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe.  Once appointed, such Committee shall continue to serve until otherwise directed by the Board.

(c)           The Board may, from time to time, increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, or remove all members of the Committee and thereafter directly administer this Plan.

2.2           Power to Make Awards.  Subject to the provisions of the Company’s Articles of Incorporation and this Plan, the Committee shall have the authority to:

(a)           grant Awards;

(b)           determine the Fair Market Value of an Award;

(c)           determine Eligible Persons, the time or times at which an Award shall be granted and the number of Common Shares to be represented by an Award;

(d)           interpret this Plan and the terms of any Award granted hereunder;

(e)           prescribe, amend and rescind rules and regulations relating to this Plan; and

(f)           make all other determinations deemed necessary or advisable for the implementation and administration of this Plan.

2.3           Effect of Committee Determinations.  The determinations, decisions and interpretations of the Committee under this Plan (including, without limitation, determinations pertaining to persons qualifying as Eligible Persons, the form, amount and timing of Awards, and the other terms and provisions of Awards and any certificates or agreements evidencing same) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under this Plan, whether or not such persons are similarly situated.  All actions taken and all determinations, decisions and interpretations made under this Plan in good faith by the Committee shall be final and binding upon the Recipient, the Company, and all other interested persons.

ARTICLE III

SHARES SUBJECT TO THE PLAN

3.1           Maximum Number of Common Shares Authorized for Issuance Under Plan.  Subject to the provisions of Article VI hereof, the maximum aggregate number of shares which may be issued under this Plan is three hundred sixteen thousand six hundred sixty-seven (316,667) shares of Common Stock.  The shares may be authorized, but unissued, or reacquired Common Stock.

ARTICLE IV

ELIGIBILITY

4.1           Eligible Persons.  Awards may be granted to consultants and advisors who provide consulting and/or advisory services to the Company (“Eligible Persons”); provided, however, that such services are not in connection with the offer or sale of securities in a capital-raising transaction.  In no event may shall any employee, full or part-time, of the Company be eligible for the grant of an Award under this Plan.  Notwithstanding the foregoing, the fact that a Recipient of an Award subsequently becomes an employee of the Company shall not affect such Recipient’s Award; provided, however, that the Recipient’s Continuous Status as a Consultant or Advisor was uninterrupted prior to his or her commencement of employment with the Company.

4.2           Continued Relationship.  Nothing in this Plan or any Award granted hereunder shall confer upon a Recipient any right to continue or require the continuance of the Recipient’s consulting or advisory relationship with the Company, nor shall it interfere in any way with the Recipient’s right or the Company’s right to terminate such relationship at any time, with or without consent.

ARTICLE V

AWARDS

5.1           Granting of Awards.  The Committee may, from time to time, subject to the provisions of the Company’s Articles of Incorporation, this Plan and such other terms and conditions as the Committee may prescribe, grant to any Eligible Person an Award of one or more shares of Common Stock.  The grant of an Award or of the right to receive an Award shall be evidenced by a written consulting agreement or a separate written agreement confirming such grant, executed by the Company and the Recipient and shall state the number of Common Shares granted and all terms and conditions of such grant.

5.2           Basis of Awards.  The Committee, in its sole and absolute discretion, may grant an Award in any of the following instances:

(a)           as a “bonus” or “reward” for services previously rendered and compensated, in which case the Recipient of an Award shall not be required to pay any consideration for such Award, and the value of the Award shall be the Fair Market Value as of its date of grant; or

(b)           as “compensation” for the previous or future performance of services or attainment of goals, in which case the Recipient of an Award shall not be required to pay any consideration for such Award (other than the performance of services).

ARTICLE VI

ADJUSTMENTS

6.1           Adjustments Upon Changes in Capitalization or Merger. If any change is made to the Company’s Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to the maximum number Common Shares issuable pursuant to Section 3.1 of this Plan.  For purposes of this Section 6.1, conversion of any convertible securities of the Company into Common Shares shall not be deemed to have been effected “without receipt of consideration”.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reasons thereof shall be made with respect to, the number of shares of Common Stock subject to an Award.

ARTICLE VII

AMENDMENT, MODIFICATION OR TERMINATION OF PLAN

7.1           Amendment, Modification or Termination of the Plan.   The Board may amend, modify or terminate this Plan from time to time in such respects as the Board may deem advisable.

7.2           Effect of Amendment, Modification or Termination.  Except as otherwise provided herein, any amendment or termination of this Plan shall not affect an Award already granted and such an Award shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed upon by the Recipient and the Board, which agreement must be in writing and signed by the Recipient and the Company.

ARTICLE VIII

COMPLIANCE WITH APPLICABLE LAWS; RESERVATION OF SHARES

8.1           Conditions upon Issuance of Shares.  Shares of the Company’s Common Stock shall not be issued pursuant to an Award unless the issuance and delivery of such Common Shares pursuant to thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any securities exchange or quotation service upon which the Common Shares may then be listed or quoted, as the case may be, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

8.2           Compliance with Laws.  The Committee may at any time or from time to time, without receiving further consideration from any Eligible Person who may become entitled to receive or who has received the grant of an Award hereunder, modify or amend Awards granted under this Plan as required to comply with changes in securities, tax or other laws, rules, regulations or regulatory interpretations thereof applicable to this Plan or Awards granted hereunder.

8.3           Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Common Shares as shall be sufficient to satisfy the requirements of this Plan.